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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Benchmark Electronics, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BENCHMARK ELECTRONICS, INC.

3000 Technology Drive
Angleton, Texas 77515

NOTICE OF 2004 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON TUESDAY, MAY 11, 2004

Shareholders of Benchmark Electronics, Inc.:

        The 2004 Annual Meeting of Shareholders of Benchmark Electronics, Inc. ("Company") will be held at the Hyatt Regency Houston, 1200 Louisiana Street, Houston, Texas, on Tuesday, May 11, 2004, beginning at 10:00 a.m. (local time), for the following purposes:

            1.     to elect seven directors to serve on the Board of Directors until the 2005 annual meeting of shareholders and until their successors are duly elected and qualified;

            2.     to approve an amendment to the Company's 2000 Stock Awards Plan to increase the number of shares of Common Stock of the Company subject thereto by 4,500,000;

            3.     to ratify the appointment of KPMG LLP as the independent auditors of the Company for the year ending December 31, 2004; and

            4.     to transact such other business as may properly come before the meeting or any adjournment thereof.

        Shareholders of record at the close of business on March 31, 2004 are entitled to notice of and to vote at the meeting and any adjournment thereof.

        You are cordially invited to attend the meeting. Regardless of whether you plan to attend the meeting, you are urged to complete, date, sign and return the enclosed proxy in the accompanying envelope at your earliest convenience.

                      By order of the Board of Directors,

                      Lenora A. Gurton
                      Secretary

Angleton, Texas
April 1, 2004

YOUR VOTE IS IMPORTANT.

        To ensure your shares are represented at the meeting, please complete, date, sign and return the enclosed proxy in the accompanying envelope at your earliest convenience, whether or not you plan to attend the meeting. No additional postage is necessary if the proxy is mailed in the United States. The proxy is revocable at any time before it is voted at the meeting.

BENCHMARK ELECTRONICS, INC.
3000 Technology Drive
Angleton, Texas 77515
(979) 849-6550

        April 1, 2004

PROXY STATEMENT
FOR
2004 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON TUESDAY, MAY 11, 2004

INTRODUCTION

        This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Benchmark Electronics, Inc. ("Company") for use at the 2004 Annual Meeting of Shareholders of the Company to be held on Tuesday, May 11, 2004, beginning at 10:00 a.m. (local time), and any adjournment thereof ("Meeting") for the purposes set forth in this Proxy Statement and the accompanying Notice. It is anticipated that this Proxy Statement, the Notice and the enclosed form of proxy will be sent to shareholders on or about April 5, 2004.

Proxies

        Proxies in the enclosed form that are properly executed and received by the Company before or at the Meeting and which are not revoked will be voted in accordance with the directions set forth therein. If no direction is made, a proxy that is properly signed and received by the Company and which is not revoked will be voted FOR the election of all nominees for director named herein to serve on the Board of Directors until the 2005 annual meeting of shareholders and until their successors are duly elected and qualified, FOR approval of the proposal to amend the Company's 2000 Stock Awards Plan to increase the number of shares of Common Stock subject thereto by 4,500,000, and FOR the ratification of the appointment of KPMG LLP as the independent auditors of the Company for the year ending December 31, 2004. If any other matter, not known or determined at the time of the solicitation of proxies, properly comes before the Meeting, the proxies will be voted in accordance with the discretion of the person or persons voting the proxies. The proxy also confers on the persons named therein discretionary authority to vote with respect to any matters presented at the Meeting for which advance notice was not received by the Company prior to February 3, 2004. Proxies may be revoked by written notice received by the Secretary of the Company at any time before they are voted by delivering to the Secretary of the Company a signed notice of revocation, or a later dated signed proxy, or by attending the Meeting and voting in person by ballot.

Voting Securities

        Shareholders of record at the close of business on March 31, 2004 are entitled to notice of and to vote at the Meeting. As of March 31, 2004, there were 41,037,368 shares of common stock, $0.10 par value per share ("Common Stock"), issued, outstanding and entitled to vote at the Meeting. Each share of Common Stock is entitled to one vote on all matters that may properly come before the Meeting.

Quorum and Other Matters

        The presence at the Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum. Shares of Common Stock represented by a properly completed, signed and returned proxy will be counted as present at the Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining.

Shares of Common Stock held by nominees which are voted on at least one matter coming before the Meeting will also be counted as present for purposes of determining a quorum, even if the beneficial owner's discretion has been withheld (a "non-vote") for voting on some or all other matters.

        All matters specified in the notice of the Meeting require the approval of the affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote and present, in person or represented by proxy, at the Meeting. An abstention, a broker non-vote or a withholding of authority to vote with respect to the election of directors or the ratification of the appointment of the Company's independent auditors will have the effect of a vote against the proposal.

        An Inspector of Election appointed by the Company will tabulate votes at the Meeting.

        The Board of Directors is not aware of any matters that are expected to come before the Meeting other than those referred to in this Proxy Statement. If any other matter properly comes before the Meeting, the proxies will be voted in accordance with the discretion of the person or persons voting the proxies.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees for Election

        The following table sets forth certain information with respect to each nominee for election as a director of the Company. The information as to age, principal occupation, shares of Common Stock beneficially owned, and directorships has been furnished by each such nominee. Unless otherwise noted, each nominee possesses sole voting and dispositive power with respect to the shares of Common Stock listed, subject to community property laws.

Name	Age	Principal Occupation	Shares of Common Stock Beneficially Owned		Percentage of Outstanding Shares of Common Stock
Donald E. Nigbor	56	Chairman of the Board and Chief Executive Officer of the Company	755,448	(1)	1.8%
Cary T. Fu	55	President and Chief Operating Officer of the Company	842,362	(2)	2.1%
Steven A. Barton	55	Executive Vice President of the Company	300	(3)		(4)
John W. Cox	45	Vice President and Chief Accounting Officer of BMC Software, Inc.	10,500	(5)		(4)
John C. Custer	73	Retired — Former Chairman of the Board of Mason & Hanger-Silas Mason Co., Inc.	110,775	(6)		(4)
Peter G. Dorflinger	52	General Partner of MAD Capital Partners	81,000	(7)		(4)
Bernee D.L. Strom	56	President and Chief Executive Officer of The Strom Group, Inc.	—		—

(1)
Includes 549,000 shares of Common Stock that may be acquired upon the exercise of options that are currently exercisable or will become exercisable within 60 days of March 31, 2004.

(2)
Includes 549,000 shares of Common Stock that may be acquired upon the exercise of options that are currently exercisable or will become exercisable within 60 days of March 31, 2004.

(3)
Includes 300 shares of Common Stock that may be acquired upon the exercise of options that are currently exercisable or will become exercisable within 60 days of March 31, 2004.

(4)
Less than 1%.

(5)
Includes 10,500 shares of Common Stock that may be acquired upon the exercise of options that are currently exercisable.

(6)
Includes 80,775 shares of Common Stock that may be acquired upon the exercise of options that are currently exercisable.

(7)
Includes 48,000 shares of Common Stock that may be acquired upon the exercise of options that are currently exercisable.

        Mr. Nigbor has been a director of the Company since 1990 and Chief Executive Officer of the Company since May 2001, President from 1986 to May 2001 and was its General Manager from 1984 to 1990. Before joining the Company, he was employed by Intermedics, Inc. ("Intermedics"), a medical implant manufacturer, serving as a Manufacturing Analyst for its Pacemaker Division from 1980 to 1984. Mr. Nigbor holds B.S. and M.S. degrees in engineering from Rensselaer Polytechnic Institute and received an M.B.A. from the Amos Tuck School of Business at Dartmouth College.

        Mr. Fu has been a director of the Company since 1990 and President and Chief Operating Officer of the Company since May 2001. He served as Executive Vice President of the Company from 1990 to May 2001. He served as Executive Vice President—Financial Administration of the Company from 1990 to April 1992. He also has served the Company as Treasurer from 1986 to January 1996, Secretary from 1990 to January 1996, a director and Secretary from 1986 to 1988 and Assistant Secretary from 1988 to 1990. From 1983 to 1986, Mr. Fu was employed by Intermedics as Controller of the Company and another subsidiary. Mr. Fu holds an M.S. degree in accounting from the University of Houston and is a Certified Public Accountant.

        Mr. Barton has been a director and Executive Vice President of the Company since 1990 and a member of the Nominating/Governance Committee from 2000 to February 12, 2003. He served as Executive Vice President—Marketing and Sales of the Company from 1990 to April 1992. Since June 1, 1993 he has worked part-time for the Company. He also has served the Company as Executive Vice President from 1988 to 1990, a director and Vice President from 1986 to 1988, and President from 1979 to 1983. From 1977 to 1986, Mr. Barton was employed by Intermedics in various management positions. Mr. Barton holds B.S. and M.S. degrees in electrical engineering from the University of South Florida and received a M.B.A. from the Harvard Business School.

        Mr. Cox was elected to the Board of Directors in May 2003 and is a member of the Audit Committee, Compensation Committee and Nominating/Governance Committee of the Board of Directors. He has served as Chairman of the Audit Committee since his election in May 2003. Mr. Cox has been Vice President, Chief Accounting Officer of BMC Software, Inc. since December 1999 and served as Chief Financial Officer from January 2002 to March 2004. He has been employed by BMC Software, Inc. since 1989 and has served in various senior taxation and finance positions, including Vice President of Taxation and Investor Relations. Mr. Cox holds a B.B.A. degree from Texas A&M University and is a Certified Public Accountant. Mr. Cox qualifies as an "independent director" under the rules of the New York Stock Exchange and as an "audit committee financial expert" under the rules of the Securities and Exchange Commission.

        Mr. Custer has been a director of the Company since 1988, a member of the Compensation Committee of the Board of Directors since 1990 and a member of the Audit Committee and Nominating/Governance Committees of the Board of Directors since 2000. He served as Chairman of the Board of Directors of the Company from 1991 to May 2001 and Chairman of the Nominating/Governance Committee since 2000. Mr. Custer was employed by Mason & Hanger-Silas Mason Co., Inc. ("Mason & Hanger"), a technical services contracting and engineering firm, from 1951 until his retirement in February 1996. Mr. Custer became a member of the board of directors of Mason & Hanger in 1983, serving as Chairman of the Board of Mason & Hanger from 1994 until his retirement, and served in various other management and operations positions prior to 1994. Mr. Custer qualifies as an "independent director" under the rules of the New York Stock Exchange.

        Mr. Dorflinger has been a director of the Company and a member of the Audit Committee and Compensation Committee since 1990. He has also been a member of the Nominating/Governance Committee since 2000. Mr. Dorflinger is a general partner of MAD Capital Partners focusing on private investments in oil and gas exploration, commercial property development, and early stage medical product companies. Mr. Dorflinger is the former President of GlasTech, Inc., a dental products manufacturer, a position he held from November 1998 through May 2002. From January 1998 through October 1998, he served as President and Chief Operating Officer of Physicians Resource Group, Inc., a physicians practice management company. From January 1997 through January 1998, he served as Vice President and General Counsel of Advanced Medical Instruments, Inc., a manufacturer of medical monitoring equipment. From March 1987 through October 1996, he served as Vice President, General Counsel and Secretary of Intermedics, Inc. From June 1990 through October 1996, he also served as Group Vice President and General Counsel of SULZERmedica, a division of Sulzer Limited of Switzerland, composed of eight operating medical companies, including Intermedics Inc. Mr. Dorflinger received a J.D. degree from the

University of Houston and is also a director of several privately held companies. Mr. Dorflinger qualifies as an "independent director" under the rules of the New York Stock Exchange.

        Ms. Strom has served as President and Chief Executive Officer of The Strom Group, an investment and business advisory firm, since 1990. From July 2000 to February 2001 she was Chairman and Chief Executive Officer of iCopyright.com, a provider of Internet content services. From January to June 2000 she was President of InfoSpace.com Ventures, LLC, the venture capital arm of InfoSpace.com, Inc. From 1998 to 1999 she was President and Chief Operating Officer of InfoSpace.com, Inc., a global provider of information and commerce infrastructure services for wireless devices and web sites. From 1995 to 1997 she was President and Chief Executive Officer of USA Digital Radio Partners, LP, a communication and technology company. She is also a director of ImageX.com, Polaroid Corporation and a member of the Board of Advisors of the J. L. Kellogg Graduate School of Management of Northwestern University. Ms. Strom received her BS in mathematics and history, her MA and her Ph.D. (ABD) in mathematics and mathematics education from New York University and her MBA from the Anderson School at the University of California, Los Angeles. Ms. Strom qualifies as an "independent director" under the rules of the New York Stock Exchange.

        The officers of the Company are elected by, and serve at the discretion of, the Board of Directors.

        In December 2003, the Board of Directors decided that it should have a majority of directors who not only met the independence requirements of the NYSE, but who had no direct or indirect relationship whatsoever with the Company other than their positions as directors. Mr. David Arnold, a current director of the Company, does have additional relationships with the Company (see Certain Transactions below). Because he did not meet the Board's stricter standard, Mr. Arnold has chosen not to stand for reelection.

Election Procedures; Term

        The directors will be elected by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or represented by proxy at the Meeting. Unless the authority to vote for the election of directors is withheld as to any or all of the nominees, all shares of Common Stock represented by proxy will be voted for the election of the nominees. If the authority to vote for the election of directors is withheld as to any but not all of the nominees, all shares of Common Stock represented by any such proxy will be voted for the election of the nominees as to whom such authority is not withheld. If a nominee becomes unavailable to serve as a director for any reason before the election, the shares represented by proxy will be voted for such other person, if any, as may be designated by the Board of Directors. The Board of Directors, however, has no reason to believe that any nominee will be unavailable to serve as a director.

        Any vacancy on the Board of Directors occurring after the election may be filled (1) by election at any annual or special meeting of the shareholders called for that purpose, or (2) by a majority of the remaining directors though less than a quorum of the Board of Directors, provided that the remaining directors may not fill more than two such director vacancies during the period between any two successive annual meetings of shareholders. A director elected to fill a vacancy will be elected for the unexpired portion of the term of his predecessor in office.

        All directors will be elected to serve until the 2005 annual meeting of shareholders and until their successors are duly elected and qualified.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES TO THE BOARD OF DIRECTORS.

Corporate Governance

        The Company has been built on a culture where integrity is the first and most important value, and this value has long been a part of the Company's corporate identity. We support the recent initiatives by the United States Congress, the Securities and Exchange Commission and the New York Stock Exchange to restore investor confidence and to ensure the credibility and transparency of financial reporting.

        The Company's practices generally reflect corporate governance initiatives that are compliant with existing standards of the NYSE and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including:

  •
  A majority of our Board members are independent of the Company and its management as defined by the SEC and the NYSE.

  •
  The independent members of the Board meet regularly without the presence of management;

  •
  The Audit Committee, the Compensation Committee and the Nominating/Governance Committee each operate under charters that clearly establish their respective roles and responsibilities;

  •
  All members of the Audit Committee, the Compensation Committee and the Nominating/Governance Committee meet the appropriate tests for independence;

  •
  The Chairman of the Audit Committee is an "audit committee financial expert";

  •
  The Audit Committee meets with management and the auditors to receive information concerning the design and operation of internal controls;

  •
  KPMG LLP, our independent auditors, reports directly to the Audit Committee;

  •
  The Company's internal audit group reports periodically throughout the year directly to the Audit Committee;

  •
  The Company has, consistent with the requirements of the Sarbanes-Oxley Act of 2002, adopted a policy prohibiting personal loans or extension of credit to any executive officer or director.

  •
  The Company has a code of conduct that applies to all employees, officers and directors and a reporting policy to allow for confidential and anonymous reporting to the Audit Committee; and

  •
  The Board operates under a set of corporate governance guidelines.

        The Board of Directors will continue to enhance the Company's governance practices as new ideas and best practices emerge. You can access our current committee charters for our Audit Committee, Compensation Committee and Nominating/Governance Committee, as well as our Code of Conduct applicable to all of the Company's employees, officers and directors, and our Corporate Governance Guidelines on our website at www.bench.com under "Investor Relations—Governance," or by writing to the Corporate Secretary at Benchmark Electronics, Inc., 3000 Technology Drive, Angleton, Texas 77515, phone 979-849-6550.

        Shareholders may send communications to the Board of Directors, the non-employee directors as a group or individual directors, in each case in care of Benchmark Electronics, Inc., 3000 Technology Drive, Angleton, Texas 77515.

Operation of Board of Directors

        The Board of Directors has responsibility for establishing broad corporate policies and reviewing our overall performance rather than day-to-day operations. The Board's primary responsibility is to oversee the management of the Company and, in so doing, serve the best interests of the Company and its shareholders. The Board selects, evaluates and provides for the succession of executive officers and, subject to shareholder election, directors. It reviews and approves corporate objectives and strategies, and evaluates significant policies and proposed major commitments of corporate resources. It participates in decisions that have a potential major economic impact on the Company. Management keeps the directors informed of company activity through regular written reports and presentations at Board and committee meetings.

        The directors are elected annually by the shareholders and hold office until their successors are elected and qualified. The Amended and Restated Bylaws of the Company provide for a Board of Directors consisting of not less than five, nor more than nine, members, as set from time to time by resolution of the Board of Directors. The Board of Directors presently consists of seven members.

        The Board of Directors held nine meetings and took action by written consent four times during 2003. Each of the directors attended at least 75% of such meetings during the period in which he was director. Messrs. Nigbor, Fu and Barton are also employees of the Company. They do not participate in any meeting at which their compensation is evaluated. All members of all committees are non-employee directors. In addition to committee meetings, the non-employee directors regularly meet outside the presence of the employee-directors.

        The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating/ Governance Committee. Each committee has a charter that has been approved by the Board. Each committee must review the appropriateness of its charter at least annually. Each member of each committee meets the independence requirements of the New York Stock Exchange.

        The Audit Committee consisting of Messrs. Arnold, Cox, Custer and Dorflinger met seven times during 2003 and each member attended at least 75% of the meetings during the period in which he was a member of such committee. Mr. Arnold served on the Audit Committee until May 13, 2003. If elected, we expect Ms. Strom to serve on the Audit Committee along with Messrs. Cox, Custer and Dorflinger. Mr. Cox qualifies as an "audit committee financial expert" under the rules of the Securities and Exchange Commission. An "audit committee financial expert" is defined as a person who has the following attributes: (i) an understanding of generally accepted accounting principles and financial statements; (ii) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves; (iii) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the registrant's financial statements, or experience actively supervising one or more persons engaged in such activities; (iv) an understanding of internal controls and procedures for financial reporting; and (v) an understanding of audit committee functions. The Board of Directors, in its business judgment, has determined that Messrs. Cox, Custer and Dorflinger are "independent," as required by applicable listing standards of the New York Stock Exchange governing the qualifications of the members of audit committees, including the requirements of the Securities Exchange Act of 1934. The function of the Audit Committee is to assist the Board in fulfilling its responsibility to oversee (i) management's conduct of the Company's financial reporting process (including management's development and maintenance of systems of internal accounting and financial controls), (ii) the integrity of the Company's financial statements, (iii) the Company's compliance with legal and regulatory requirements and ethical standards, (iv) the qualifications and independence of the Company's outside auditors and (v) the performance of the Company's internal audit function and the outside auditors; and to prepare the audit committee report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement. Additional information regarding the functions performed by the committee is set forth below in the "Report of the Audit Committee."

        The Compensation Committee consisting of Messrs. Arnold, Cox, Custer and Dorflinger met eleven times during 2003 and each member attended at least 75% of the meetings during the period in which he was a member of such committee. Mr. Arnold resigned from the Compensation Committee on December 3, 2003. Effective as of the Meeting, we expect the Compensation Committee to consist of

Messrs. Dorflinger, Cox and Custer and Ms. Strom. The functions of the Compensation Committee are to (i) oversee the administration of the compensation plans, in particular the incentive compensation and equity-based plans, of the Company (and, to the extent appropriate, the subsidiaries of the Company), (ii) discharge the Board's responsibilities relating to the compensation of the Company's executives, (iii) review and make recommendations on director compensation and (iv) prepare the annual report on executive compensation required by the rules and regulations of the Securities and Exchange Commission to be included in the Company's annual proxy statement. Additional information regarding the functions performed by the committee is set forth below in the "Report of the Compensation Committee."

        The Nominating/Governance Committee consisting of Messrs. Arnold, Cox, Custer and Dorflinger met six times during 2003 and each member attended all of the meetings during the period in which he was a member of such committee. Mr. Arnold resigned from the Nominating/Governance Committee on December 3, 2003. Effective as of the Meeting, we expect the Nominating/Governance Committee to consist of Messrs. Dorflinger, Cox and Custer. The functions of the Nominating/Governance Committee are to (i) identify individuals qualified to become Board members and recommend such individuals to the Board for nomination for election to the Board, (ii) make recommendations to the Board concerning committee appointments, (iii) develop, recommend and annually review corporate governance guidelines for the Company and (iv) oversee corporate governance matters and coordinate an annual evaluation of the Board.

        Ms. Strom was recommended to the Nominating/Governance Committee by Korn/Ferry International, a search firm, that was hired to help identify and facilitate the screening and interview process of director nominees. To be considered by the Nominating/Governance Committee, a director nominee should have experience as a Board member or senior executive of a public company or nationally recognized private company. In addition to these minimum requirements, the Committee will also evaluate whether the nominee's skills are complementary to the existing Board members' skills, and the Board's needs for operational, management, financial, international, technological or other expertise. The search firm screens the candidates, does reference checks, prepares a biography for each candidate for the Nominating/Governance Committee to review and helps set up interviews. The Nominating/Governance Committee, the Chairman of the Board and Chief Executive Officer interview candidates that meet the criteria, and the Nominating/Governance Committee selects nominees that best suit the Board's needs. The Company paid Korn/Ferry International a fee of $75,000 for performing these services in connection with the nomination of Ms. Strom. The Nominating/Governance Committee will consider for nomination to the Board of Directors candidates suggested by the shareholders, provided that such recommendations are submitted and received by us at our principal executive offices at 3000 Technology Drive, Angleton, Texas 77515, with an appropriate biographical summary, in accordance with the requirements described under "Date of Submission of Shareholder Proposals."

        All members of the Board of Directors attended the Annual Shareholders Meeting in 2003. The Board does not have a formal written policy requiring members to attend the Shareholders Meeting, although all members have traditionally attended.

PROPOSAL 2

APPROVAL OF AN AMENDMENT TO THE COMPANY'S 2000 STOCK AWARDS PLAN TO
INCREASE THE NUMBER OF SHARES SUBJECT THERETO

Background

        In 2000, the Company adopted and its shareholders approved the Benchmark Electronics, Inc. 2000 Stock Awards Plan (the "2000 Plan") for the benefit of its officers and employees, its affiliates, and consultants to the Company and its affiliates (the "Eligible Participants"). The 2000 Plan replaced the 1990 Stock Option Plan that expired in May 2000. The 2000 Plan is administered by the Compensation Committee. The 2000 Plan utilizes vesting periods to encourage its executive officers and eligible employees to continue in the employ of the Company. The 2000 Plan currently authorizes the Company, upon recommendation of the compensation committee of the Board of Directors, to grant a variety of types of awards, including stock options, restricted stock awards, stock appreciation rights, performance awards, and phantom stock awards, or any combination thereof, to key employees of the Company. The maximum number of shares of common stock that may be subject to outstanding awards determined immediately after the grant of any award, and the maximum number of shares which may be issued under the 2000 Plan pursuant to all awards, may not exceed 3,000,000 (after taking into account adjustments for the three-for-two split of the Company's common stock on November 13, 2003).

        The 2000 Plan provides for the discretionary granting by the Company of "incentive stock options" within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended, as well as non qualified stock options. Incentive stock options may only be granted to employees of the Company or its subsidiaries. The exercise price of any incentive stock option must not be less than the fair market value of the common stock on the date of grant. The exercise price of any incentive stock option granted to 10% shareholders (employees who possess more than 10% of the total combined voting power of all classes of shares of the Company) must be at least 110% of the fair market value of the common stock at the time such option is granted. The stock options will terminate 5 years after the grant date for 10% shareholders and 10 years after the date of grant for all other optionees. Options granted under the 2000 Plan vest over 4 years. As of December 31, 2003, the Company has outstanding options with respect to 2,449,475 shares of Common Stock and 448,950 additional options may be granted under the 2000 Plan.

Purposes of the 2000 Plan

        The purpose of the 2000 Plan is to encourage ownership of Common Stock by the Eligible Participants to provide increased incentive for such Eligible Participants to render services and to exert maximum effort for the business success of the Company and to strengthen identification of such Eligible Particpants with the shareholders for the purpose of maximizing shareholder value.

Participation and Eligibility

        Under the 2000 Plan, awards may be made only to persons who are Eligible Participants on the date of the award. There are currently approximately 6,300 employees of the Company, including the executive officers, and no consultants who are eligible to participate in the 2000 Plan.

Terms and Conditions of Awards

        No awards may be granted under the 2000 Plan after February 16, 2010, the expiration of ten years from the date of its adoption by the Board of Directors. The 2000 Plan remains in effect as to awards made prior to February 16, 2010 until such awards have been satisfied or have expired.

        The 2000 Plan provides for the granting of incentive stock options, nonqualified stock options, restricted stock awards, stock appreciation rights, performance awards, and phantom stock awards. Awards of one type may be made separately or in conjunction with awards of another type. Each type of award is described below. Awards may be subject to restrictions on vesting and exercisability imposed by the Committee, such as continued service to the Company or satisfaction of performance standards. All awards under the 2000 Plan will fully vest, however, upon the occurrence of a change of control of the Company, as defined in the 2000 Plan. In general, a change in control of the Company means (i) a person or group acquires, more than 50% of the Company's voting securities, (ii) a change in a majority of the members of the board of directors of the Company shall occur, (iii) a merger, consolidation or similar transaction occurs in which the persons who were the owners of a majority of the voting securities of the Company before such transaction cease to own a majority of the voting securities of the Company after the transaction, or (iv) a sale of all or substantially all of the assets of the Company.

        Stock Options.    A stock option grants the holder the right to purchase Common Stock in the future at a price fixed at the time the option is granted. The 2000 Plan provides for two types of options: incentive stock options and nonqualified stock options. The Committee will designate Eligible Participants to receive the options, the number of shares subject to the options, and the terms and conditions of each option granted under the 2000 Plan; provided, however, that incentive stock options may only be granted to employees of the Company or its subsidiaries. The term of any option granted under the 2000 Plan shall be determined by the Committee; provided, however, that the term of any incentive stock option cannot exceed ten years from the date of the grant and any incentive stock option granted to an employee who possesses more than 10% of the total combined voting power of all classes of shares of the Company or of its subsidiary within the meaning of Section 422(b)(6) of the Code must not be exercisable after the expiration of five years from the date of grant. The exercise price per share of Common Stock in options granted under the 2000 Plan is determined by the Committee; provided, however, that the exercise price of an incentive stock option cannot be less than the fair market value of a share of Common Stock on the date such option is granted (subject to adjustments). Further, the exercise price of any incentive stock option granted to an employee who possesses more than 10% of the total combined voting power of all classes of shares of the Company or of its subsidiaries within the meaning of Section 422(b)(6) of the Code must be at least 110% of the fair market value of the share at the time such option is granted. The exercise price of options granted under the 2000 Plan must be paid in full in a manner prescribed by the Committee.

        Stock Appreciation Rights.    A stock appreciation right permits the holder thereof to receive an amount (in cash, Common Stock, or a combination thereof) equal to the number of stock appreciation rights exercised by the holder multiplied by the excess of the fair market value of Common Stock on the exercise date over the exercise price of the stock appreciation right. Stock appreciation rights may or may not be granted in connection with the grant of a stock option. A stock appreciation right may be exercised in whole or in such installments and at such time as determined by the Committee.

        Restricted Stock Awards.    A restricted stock award is the issuance or delivery of Common Stock to the Eligible Participant without any cash payment to the Company, except to the extent otherwise provided by the Committee or required by law, subject to certain restrictions on the disposition thereof and certain obligations to forfeit such shares to the Company as may be determined in the discretion of the Committee. The restrictions on disposition may lapse based upon (a) the Company's attainment of specific performance targets established by the Committee that are based on (i) the price of a Common Stock, (ii) the Company's earnings per share, (iii) the revenue of the Company or an affiliate designated by the Committee, (iv) the revenue of a business unit of the Company or an affiliate designated by the Committee, (v) the return on stockholders' equity achieved by the Company or an affiliate designated by the Committee, or (vi) the pre-tax cash flow from operations of the Company or an affiliate designated by the Committee, (b) the grantee's continued service or employment with the Company or an affiliate for a specified period of time, or (c) a combination of factors. The Company will retain custody of the Common Stock issued pursuant to a restricted stock award until the disposition restrictions lapse. An employee may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of such shares until the expiration of the restriction period. However, upon the issuance to the Eligible Participant of Common Stock pursuant to a restricted stock award, except for the foregoing restrictions, such participant will have all the rights of a shareholder of the Company with respect to such shares, including the right to vote such shares and to receive all dividends and other distributions paid with respect to such shares.

        Performance Stock Awards.    A performance award is an award of the right to receive a payment in cash or in securities at a future date if certain performance standards are satisfied over a measurement period. Performance awards may be paid in cash, Common Stock, or a combination thereof as determined by the Committee. Performance awards granted under the 2000 Plan have a maximum value established by the Committee at the time of the grant. A grantee's receipt of such amount will be contingent upon satisfaction by the Company, or any affiliate, division or department thereof, of future performance conditions established by the Committee prior to the beginning of the performance period. A performance award will terminate if the grantee's employment with the Company terminates during the applicable performance period except as otherwise provided by the Committee at the time of grant.

        Phantom Stock Awards.    A phantom stock award is an award of the right to receive amounts equal to the appreciation of the Company's Common Stock over a specific period of time. Such awards vest over a period of time or upon the occurrence of a specific event established by the Committee, without payment of any amounts by the holder thereof (except to the extent required by law) or satisfaction of any performance criteria or objectives. A phantom stock award will terminate if the grantee's employment with the Company terminates during the applicable vesting period or, if applicable, the occurrence of a specific event(s), except as otherwise provided by the Committee at the time of grant. In determining the value of performance awards or phantom stock awards, the Committee must take into account the grantee's responsibility level, performance, potential, other awards under the 2000 Plan, and other such consideration as it deems appropriate. Such payment may be made in a lump sum or in installments as prescribed by the Committee. Any payment made in Common Stock will based upon the fair market value of the Common Stock on the payment date.

Federal Income Tax Consequences

        Nonqualified Stock Options.    Under the Internal Revenue Code, a participant receiving a nonqualified option ordinarily does not realize taxable income upon the grant of the option. A participant does, however, realize ordinary income upon the exercise of a nonqualified option to the extent that the fair market value of the Common Stock on the date of exercise exceeds the option price. The Company is entitled to a federal income tax deduction for compensation in an amount equal to the ordinary income so realized by the participant, provided that the Company withholds federal income tax with respect to the amount of such compensation. Upon the subsequent sale of the shares acquired pursuant to a nonqualified option, any gain or loss will be capital gain or loss, assuming the shares represent a capital asset in the hands of the participant, although there will be no tax consequences for the Company.

        Incentive Stock Options.    The grant of an incentive stock option does not result in taxable income to a participant. The exercise of an incentive stock option also does not result in taxable income, provided that the employment requirements specified in the Internal Revenue Code are satisfied, although such exercise may give rise to alternative minimum tax liability for the participant. If within the statutory holding period, generally twelve months, following a participant's acquisition of Common Stock through the exercise of an incentive stock option, a participant sells, or otherwise disposes of, such Common Stock, the participant will realize ordinary income in an amount equal to the difference between the fair market value, generally, on such disposition date and the amount previously paid upon exercise of the incentive stock option. The Company is entitled to a federal income tax deduction in an amount equal to the ordinary income realized by the participant and reported to the Internal Revenue Service by the Company as compensation to the participant. In addition, if the participant does not dispose of the Common Stock acquired upon exercise of an incentive stock option during the statutory holding period, then any gain or loss upon subsequent sale, or other disposition, of the Common Stock will be a long-term capital gain or loss, assuming the shares represent a capital asset in the participant's hands, although there will be no tax consequences for the Company.

        Stock Appreciation Rights.    Generally, a recipient does not realize taxable income upon the grant of a stock appreciation right but realizes ordinary income upon its exercise in an amount equal to the cash received and/or the fair market value of any Common Stock received. The Company is entitled to a federal income tax deduction in an amount equal to the ordinary income realized by the participant, provided that the Company withholds federal income tax with respect to the amount of such compensation. Upon the subsequent sale, or other disposition, of shares acquired pursuant to a stock appreciation right, any gain or loss will be capital gain or loss, assuming the shares represent a capital asset in the hands of the participant, although there will be no tax consequences for the Company.

        Performance Awards and Phantom Stock. A participant will realize ordinary income when a performance award or phantom stock award is paid in an amount equal to the cash or the fair market value of the common stock the participant receives. The Company is entitled to a federal income tax deduction in an amount equal to the ordinary income realized by the participant, provided that the Company withholds federal income tax with respect to the amount of such compensation. Cash dividend equivalents paid to the participant with respect to phantom stock are ordinary compensation income to the participant and deductible as such by the Company.

        Restricted Stock.    In general, a participant receiving restricted stock does not realize taxable income upon the grant of restricted stock. A participant will, however, realize ordinary income when the restricted stock becomes vested to the extent that the fair market value of the Common Stock on that date exceeds the price, if any, paid for the restricted stock or, if no price was paid, to the extent of the fair market value of the Common Stock on that date. However, the participant may elect (within 30 days after the grant of restricted stock) to realize ordinary income on the date of the grant to the extent of the fair market value of the restricted stock (determined without regard to restrictions on transferability and any substantial risk of forfeiture). If such election is made, the participant will not realize ordinary income when the restricted stock becomes vested. In addition, if such an election is made and the restricted stock is subsequently forfeited, the participant is not entitled to a deduction but will be allowed a capital loss equal to the excess of the amount paid, if any, for such shares over the amount realized if any, on such forfeiture. Upon a subsequent sale, or other disposition, of vested restricted stock, any gain or loss will be capital gain or loss, assuming the shares represent a capital asset in the hands of the participant. The Company is entitled to a federal income tax deduction in an amount equal to the ordinary income realized by the recipient of the restricted stock, provided that the Company withholds federal income tax with respect to the amount of such compensation. Dividends paid to the participant on restricted stock during the restricted period are ordinary compensation income to the participant and deductible as such by the Company.

        Section 162(m).    Code Section 162(m) generally disallows a public company's tax deduction for compensation to the chief executive officer and the four other highest compensated executive officers in excess of $1.0 million in any calendar year. Compensation that qualifies as "performance-based compensation" is excluded from the $1.0 million deductibility cap, and therefore remains fully deductible by the employer company. The Company believes that options granted with an exercise price at least equal to 100% of the fair market value of the underlying Common Stock at the date of grant, and other awards, the settlement of which is conditioned upon achievement of performance goals (based on criteria described above), will qualify as such "performance-based compensation," although other awards under the awards plan may not so qualify.

Termination; Amendment

        The Board may terminate or amend the 2000 Plan at any time, but no such termination or amendment may impair the rights of a holder of an award under the 2000 Plan without the consent of the holder. Without shareholder approval, however, the Board may not amend the 2000 Plan to (i) increase the maximum number of shares which may be issued under the 2000 Plan, or on exercise or surrender of an award, except as provided in Paragraph XII of the 2000 Plan, (ii) change the option price, (iii) change the classes persons eligible to receive awards or materially increase the benefits accruing Eligible Participants under the 2000 Plan, (iv) extend the maximum period during which awards may be granted under the 2000 Plan, or (v) modify materially the requirements as to eligibility for participation in the 2000 Plan.

Proposed Amendment

        On February 11, 2004, the Board of Directors adopted an amendment to the 2000 Plan to increase the total number of shares of Common Stock that may be awarded under the 2000 Plan by 4,500,000 from 3,000,000 to 7,500,000. The amendment will become effective only upon the approval of the shareholders of the Company. The total number of shares that can currently be issued pursuant to awards under the 2000 Plan is 3,000,000, and awards with respect to only 448,950 of such shares remained available under the 2000 Plan as of December 31, 2003. The Board of Directors believes that the 2000 Plan is accomplishing its purposes and adopted this proposed amendment to the 2000 Plan in order that awards may continue to be made as the Compensation Committee may determine.

        Approval of this proposal requires the favorable vote of a majority of the outstanding shares of Common Stock entitled to vote and present, in person or represented by proxy, at the Meeting.

Interest of Certain Persons

        In the past Donald E. Nigbor, Chairman and Chief Executive Officer, Cary T. Fu, a director and President and Chief Operating Officer, Steven A. Barton, a director and Executive Vice President and Gayla J. Delly, Vice President, Finance, Chief Financial Officer and Treasurer, have been granted options to purchase an aggregate of 527,500 shares of Common Stock under the 2000 Plan all of which are outstanding as of December 31, 2003. Such persons may benefit from approval of the amendment to increase the number of shares of Common Stock subject to the 2000 Plan if the Compensation Committee determines to grant additional options under the 2000 Plan to such persons. All other employees of the Company have been granted options to purchase an aggregate of 2,357,150 shares of Common Stock under the 2000 Plan of which 101,575 options have been exercised and 333,600 have been cancelled. Consequently, 448,950 shares remain available under the 2000 Plan. As of March 31, 2004, the market value of the common stock underlying the options outstanding was $31.48 per share.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO APPROVE THE AMENDMENT TO THE 2000 PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK SUBJECT TO THE PLAN BY 4,500,000.

Equity Compensation Plan Information

        The following table sets forth certain information relating to our equity compensation plans as of December 31, 2003.

Plan category (securities in thousands)	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in columns (a) and (b)).
Equity compensation plans approved by security holders:
1990 Stock Option Plan	1,856	$13.63	—
2000 Stock Awards Plan	2,449	$21.16	449
2002 Stock Option Plan for Non-Employee Directors	74	$19.85	376

	4,379	$17.95	825
Equity compensation plans not approved by security holders:
1994 Stock Option Plan for Non-Employee Directors(1)	132	$15.93	—

Total	4,511	$17.89	825

(1)
In December of 1994, the Board of Directors of the Company adopted the Benchmark Electronics, Inc. 1994 Stock Option Plan for Non-Employee Directors (the 1994 Plan) for the benefit of members of the Board of Directors of the Company or its affiliates who are not employees of the Company or its affiliates (as defined in the 1994 Plan). The 1994 Plan was not required to be approved by our shareholders. All awards under the 1994 Plan were fully vested upon the date of grant. The exercise price per share of common stock in options granted under the 1994 Plan was the fair market value of a share of Common Stock on the date such option was granted. As of December 31, 2003, the Company has outstanding options with respect to 131,775 shares of Common Stock under the 1994 Plan. The 1994 Plan was replaced in 2002, and no additional grants may be made under that plan.

Audit Committee Report

Audit Committee Report to Shareholders

        The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company's accounting functions and internal controls. The Audit Committee currently is composed of three non-employee directors, Messrs. Cox, Custer and Dorflinger, each of whom is an "independent director" under the rules of the New York Stock Exchange governing the qualifications of the members of audit committees and the Securities Exchange Act of 1934. Mr. Cox qualifies as an "audit committee financial expert" under the new rules of the Securities and Exchange Commission. The Audit Committee operates under a written charter previously approved by the Board of Directors. The Audit Committee met seven times during 2003 and each member attended at least 75% of the meetings during the period in which he was a member of such committee. The meetings were designed to facilitate and encourage communication between members of the Audit Committee and management as well as private communication between the members of the Audit Committee and our internal auditors, and our independent public auditors, KPMG LLP.

        Management is responsible for the Company's internal controls and financial reporting process. The independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

        In connection with these responsibilities, the Audit Committee met with management and the independent accountants to review and discuss the December 31, 2003 financial statements. The Audit Committee also discussed with the independent accountants the matters required by Statement on Auditing Standards No. 61, Communication with Audit Committee. The Audit Committee also received written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and the Audit Committee discussed with the independent accountants that firm's independence.

        Based upon the Audit Committee's discussions with management and the independent accountants, and the Audit Committee's review of the representations of management and discussions with the independent accountants, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission on March 15, 2004.

        The following table presents fees for professional services provided by KPMG LLP for 2003 and 2002.

	2003	2002
Audit Fees (1)	$563,576	$747,010
Audit-Related Fees (2)	—	53,826
Tax Fees (3)	364,539	192,108
All other fees (4)	—	—

Total fees	$928,115	$992,944

(1)
Includes fees billed for professional services rendered by KPMG LLP for the audit of our annual financial statements for the years ended December 31, 2003 and 2002, the reviews of the condensed financial statements included in our quarterly reports on Forms 10-Q for the years ended December 31, 2003 and 2002, opening balance sheet procedures for newly acquired entities, statutory audits required internationally and $125,000 for services rendered by KPMG LLP during 2002 related to regulatory filings with the Securities and Exchange Commission.

(2)
Includes fees billed for audit-related services rendered by KPMG LLP during the year ended December 31, 2002 of $23,160 for due diligence on acquisitions, and $30,666 for Audits of Employee Benefit Plans.

(3)
Includes fees billed for professional services rendered by KPMG LLP for domestic and international income tax planning, compliance, expatriate and executive tax work, and tax work related to foreign entity statutory audits.

(4)
There were no other fees billed by KPMG LLP in 2003 or 2002 for other professional services.

Audit Committee Pre-Approval Policy

        The Audit Committee has adopted a specific policy for pre-approval of services to be provided by the Corporation's independent auditor. Under the policy, in addition to the annual audit engagement terms and fees, the Audit Committee pre-approves specific types of audit, audit-related, tax and non-audit services to be performed by the independent auditor throughout the year, as well as fee ranges for each specific service, based on the Audit Committee's determination that the provision of the services would not be likely to impair the auditor's independence. Unless a type of service to be provided by the independent auditor has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels will require specific pre-approval by the Audit Committee. The pre-approval is effective for 12 months from the date of pre-approval, unless the Audit Committee specifically approves for a different period. The policy permits the Audit Committee to delegate pre-approval authority to one or more of its members to ensure prompt handling of unexpected matters, with such delegated pre-approvals to be reported to the Audit Committee at its next meeting. The policy also contains a list of prohibited non-audit services and requires that the independent auditor ensure that all audit and non-audit services provided to the Corporation have been pre-approved by the Audit Committee.

        The Audit Committee of the Company's Board of Directors has considered whether the services provided by KPMG LLP as they related to other non-audit services are compatible with maintaining the auditor's independence. The Audit Committee has determined that provision of those services is compatible with maintaining the independence of KPMG LLP as the Company's principal auditor.

                                                               SUBMITTED BY THE AUDIT COMMITTEE OF
                                                               THE COMPANY'S BOARD OF DIRECTORS

                                                 John W. Cox, Chairman          John C. Custer          Peter G. Dorflinger

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

        The Board of Directors has appointed KPMG LLP as the independent auditors of the Company for the year ending December 31, 2004. The shareholders will be asked to ratify the appointment of KPMG LLP at the Meeting. The ratification of such appointment will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote and present, in person or represented by proxy, at the Meeting. Representatives of KPMG LLP will be present at the Meeting, will be given an opportunity to make a statement (if they desire to do so) and will be available to respond to appropriate questions.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF THE INDEPENDENT AUDITORS.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Summary Compensation Table

        The following table summarizes the compensation paid by the Company for the three fiscal years ended December 31, 2003 to its Chief Executive Officer and the other executive officers of the Company whose salary and bonus received from the Company for services rendered during the fiscal year ended December 31, 2003 exceeded $100,000.

		Annual Compensation				Long Term Compensation Awards
Name and Principal Position	Year	Salary($)	Bonus($)(1)		Other Annual Compensation($)(2)	Securities Underlying Options(#)	All Other Compensation($)(3)
Donald E. Nigbor Chairman and Chief Executive Officer	2003 2002 2001	$540,294 511,539 438,462	$337,684 447,596 -0-	(4)	— — —	50,000 75,000 75,000	$4,844 5,812 5,562
Cary T. Fu President and Chief Operating Officer	2003 2002 2001	540,294 511,539 438,462	337,684 447,596 -0-	(4)	— — —	50,000 75,000 75,000	4,844 5,812 5,562
Steven A. Barton Executive Vice President	2003 2002 2001	124,062 120,000 101,539	77,539 105,000 -0-	(4)	— — —	7,000 15,000 9,000	4,844 2,712 2,883
Gayla J. Delly Vice President Finance, Chief Financial Officer and Treasurer	2003 2002 2001	357,404 328,462 287,308	223,377 287,404 -0-	(4)	— — —	50,000 22,500 15,000	4,844 5,812 5,562

(1)
The amounts shown in this column reflect cash bonuses paid to Messrs. Nigbor, Barton and Fu and Ms. Delly pursuant to the Company's incentive bonus plans discussed below under the caption "Executive Compensation and Other Matters—Board Compensation Committee Report on Executive Compensation—Cash Bonus."

(2)
Messrs. Nigbor and Fu are each reimbursed for financial planning services, up to $5,000 annually, and biannual physical examinations. The Company pays premiums for medical insurance on behalf of Messrs. Nibor, Fu and Barton and Ms. Delly. However, the value of such perquisites does not exceed the lesser of $50,000 or 10% of such officer's annual cash compensation and are therefore not included in the table.

(3)
For fiscal year ended December 31, 2003, the "All Other Compensation" column includes (a) $4,532 paid by the Company pursuant to the Company's Qualified 401(k) Employee Savings Plan ("Savings Plan") to each of Messrs. Nigbor, Fu and Barton, and Ms. Delly, and (b) payments by the Company of premiums of $312 for term life insurance on behalf of each of Messrs. Nigbor, Fu and Barton, and Ms. Delly. Under the Savings Plan, the Company is obligated to make matching contributions to the Savings Plan in an amount equal to 50% of each participant's elective contributions, to the extent that such elective contributions do not exceed 7.5% of such participant's compensation. The Company also may make discretionary contributions to the Savings Plan based on each participant's compensation compared to the total compensation of all participants.

(4)
Because the Company's sales and net income did not exceed the levels targeted by the Company in its 2001 business plans, the Compensation Committee elected not to pay or accrue any bonuses during 2001.

Option Grants in Last Fiscal Year

        The following table provides certain information concerning options to purchase Common Stock granted during the fiscal year ended December 31, 2003 to the four executive officers named in the Summary Compensation Table.

					Potential Realized Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Number of Securities Underlying Options Granted(1)	Percent of Total Options Granted to Employees in 2003
			Per Share Exercise Price
Name				Expiration Date
					5%	10%
Donald E. Nigbor	50,000	5.22%	$36.20	12/11/2013	$1,138,299	$2,884,673
Cary T. Fu	50,000	5.22%	$36.20	12/11/2013	$1,138,299	$2,884,673
Steven A. Barton	7,000	0.73%	$36.20	12/11/2013	$159,362	$403,854
Gayla J. Delly	30,000	3.20%	$23.65	02/18/2013	$446,263	$1,130,918
	20,000	2.10%	$36.20	12/11/2013	$455,320	$1,153,869

(1)
All options were granted under the 2000 Plan at an exercise price equal to the fair market value of the Common Stock on the date of the grant. Each option granted and reported in this table vests over a four year period, with 20% of the shares becoming exercisable at the end of the second year following the date of grant, 30% becoming exercisable at the end of the third year following the date of grant and the entire option becoming exercisable at the end of the fourth year. The options expire 90 days after termination of employment, and are fully vested in the event of a change of control of the Company.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

        The following table provides certain information concerning exercises of options to purchase Common Stock during the fiscal year ended December 31, 2003 by the four executive officers named in the Summary Compensation Table and the value of such officers' unexercised options at December 31, 2003.

			Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End
Name	Shares Acquired on Exercise	Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Donald E. Nigbor	135,000	$2,888,448	525,000	200,000	$11,346,855	$2,938,395
Cary T. Fu	120,000	$2,667,253	525,000	200,000	$11,346,855	$2,938,395
Steven A. Barton	25,500	$278,696	300	33,700	$6,389	$472,631
Gayla J. Delly	42,000	$823,400	123,000	99,500	$2,451,155	$1,428,570

Compensation of Non-Employee Directors

        The Company pays its non-employee directors an annual fee of $20,000 and a fee of $1,000 for each meeting of the Board of Directors attended in person. The Company also reimburses its non-employee directors for their reasonable travel expenses in attending such meetings.

        In December 1994, the Board of Directors of the Company adopted the Benchmark Electronics, Inc. 1994 Stock Option Plan for Non-Employee Directors (the "1994 Plan") for the benefit of members of the Board of Directors of the Company or its Affiliates who are not employees of the Company or its Affiliates (as defined in the 1994 Plan). The purpose of the 1994 Plan is to encourage ownership of the Company's Common Stock by eligible non-employee directors of the Company, to provide increased incentive for such directors to render services and to exert maximum effort for the business success of the Company and to further strengthen the identification of directors with the shareholders of the Company. The 1994 Plan terminates 10 years from the date of its adoption and no further options may be granted pursuant to the 1994 Plan after its termination.

        Under the terms of the 1994 Plan, each member of the Board of Directors of the Company or its Affiliates who was not an employee of the Company or any of its Affiliates on the date of the grant (a "Non-Employee Director") received a grant of an option to purchase 9,000 shares of the Company's Common Stock upon the date of his election or re-election to the Board of Directors. Additionally, any Non-Employee Director who was a director on the date the Board of Directors adopted the 1994 Plan received, after giving effect to the Company's stock split during 1997, (a) an option to purchase 9,000 shares of Common Stock for the fiscal year in which the 1994 Plan was adopted by the Board of Directors and (b) an option to purchase shares of Common Stock in amount equal to (i) 9,000, multiplied by (ii) the number of consecutive fiscal years, immediately preceding the fiscal year during which the 1994 Plan was adopted, that the individual served as a director of the Company, provided that the number under clause (ii) shall not exceed three (3).

        The Company has outstanding options with respect to 131,775 shares of Common Stock under the 1994 Plan. The 1994 Plan was replaced in 2002 by the Benchmark Electronics, Inc. 2002 Stock Option Plan for Non-Employee Directors (the 2002 Plan), and no additional grants may be made under the 1994 Plan.

        The 2002 Plan provides for the granting of a stock option to purchase 10,500 shares of common stock upon the occurrence of the non-employee director's election or reelection to the Board. The maximum number of shares of common stock for which options may be granted under the 2002 Plan is 450,000. No awards may be granted under the 2002 Plan after the expiration of ten years from February 26, 2002, the date of its adoption by the Board of Directors. The 2002 Plan remains in effect as to awards made prior to the expiration of ten years until such awards have been satisfied or have expired. All awards under the 2002 Plan are fully vested upon the date of grant. The exercise price per share of common stock in options granted under the 2002 Plan will be the fair market value of a share of Common Stock on the date such option is granted. Upon their election as directors in May 2003, each of Messrs. Arnold, Cox, Custer and Dorflinger received a grant under the 2002 Plan of an option to purchase 10,500 shares of Common Stock at an exercise price of $19.03 per share, which was the market price of the Common Stock on the date of the grant.

Compensation Committee Interlocks and Insider Participation

        The Company leases from David H. Arnold, a director of the Company and a member of the Compensation Committee until December 3, 2003, his spouse and certain other persons the real estate and buildings in Winona, Minnesota where operations are conducted. The leases were entered into in 1996 in connection with the Company's acquisition of EMD. The lease covering the EMD Central building is for a term of 10 years commencing September 1, 1996 at a net rent of $17,150 per month. The lease covering the EMD East building and the adjacent parking lot is for a term of 10 years commencing July 30, 1996 at a net rent of $50,932 per month. Both of such leases may be renewed at the option of the Company at fair market rental rates. The Company negotiated the terms of the leases, including purchase options, on an arms-length basis, and obtained appraisals of the real estate and rental values to help establish such terms. The Company believes the terms of such leases are no less favorable to the Company than could have been obtained from unaffiliated third parties.

        The Company does business with E-Tool, Inc., formerly a division of DCM Tech, Inc. On December 30, 2002, E-Tool, Inc. was sold to Chris Arnold, the son of David H. Arnold. E-Tool provided tooling services to the Company totaling $34,344 during 2003.

Board Compensation Committee Report on Executive Compensation

        The Company's executive compensation program is administered by the Compensation Committee, a committee of the Board of Directors composed of non-employee directors listed below this report. The Compensation Committee is responsible for recommending to the full Board of Directors the compensation of the Chief Executive Officer of the Company, determining the compensation of the other executive officers of the Company, and administering the Company's employee benefit plans. None of the members of the Compensation Committee have any interlocking or other relationships with the Company that would call into question their independence as Compensation Committee members. The Compensation Committee operates under a written charter previously approved by the Board of Directors.

        Compensation Policies and Programs.    The Compensation Committee believes that the goals of the executive compensation program should be to align executive compensation with the Company's long-term business objectives and performance and to enable the Company to attract, retain and reward executive officers who contribute to the long-term success of the Company. The Compensation Committee believes that the best way to achieve these goals is by aligning the financial interests of the Company's executive officers closely to the interests of the Company's shareholders through a combination of annual cash incentives and stock-based incentive compensation, while providing the executive officers with base salary compensation at levels that are competitive with, but which do not exceed, prevailing standards. The compensation of the Company's executive officers is reviewed and approved annually by the Compensation Committee. The Company's executive compensation program is based on three elements, each of which is determined in part by corporate performance:

  •
  Base salary compensation

  •
  Annual incentive compensation

  •
  Stock-based incentive compensation

        Corporate performance is evaluated by reviewing the extent to which strategic and business plan goals are met, including the relationship between the Company's net income and sales. The Compensation Committee believes that total executive compensation opportunities are competitive and at the median with those offered by employers in the peer group of companies with which the Company compares its performance in the Performance Graph following this report, but with less emphasis on base salary compensation than such other employers.

        Cash Base Salary.    The Company has employment agreements with its Chief Executive Officer, its President and its Executive Vice President. The agreements provide for annual base salaries, subject to adjustment for subsequent twelve-month periods as determined by the Compensation Committee, based on its review of base salaries provided to executive officers of other employers in the Company's industry and certain corporate performance factors such as the Company's net income and sales and historical salary progression. The initial term of three years ("Initial Term") for the employment agreements with Messrs. Nigbor, Fu and Barton expire on August 1, 2004 unless terminated sooner pursuant to the terms of the agreements. However, after the Initial Term, the agreements automatically renew thereafter for successive one-year terms (each such renewal term, a Renewal Term), unless either party gives to the other written notice of termination no fewer than ninety days prior to the expiration of any such Renewal term. Messrs. Nigbor's and Fu's current annual base salary through August 1, 2004 under their respective employment agreements is $556,500. Mr. Barton's current annual base salary is $129,600 through August 1, 2004. The employment agreements also provide for payment of severance. If employment is terminated by the Company without cause (as that term is defined in the employment agreements) or by the employee with good reason (as that term is defined in the employment agreements) on or prior to August 1, 2004, the employment agreements provide for severance to be paid over a severance period that is the longer of (i) two full years from the termination date or (ii) the remaining period of the Initial Term. For each full year of the severance period, the severance payment equals the annual base salary at the time of termination. For each partial year, the severance payment will be a pro-rated amount of the annual base salary. If employment is terminated by the Company without cause after August 1, 2004 and prior to the end of the then current Renewal Term, severance will be paid for a period of one year beginning on the date of termination.

        The Company has a severance agreement with Ms. Delly that automatically renews each December 31 for successive one-year terms unless terminated by the Company at least 30 days prior to the expiration date. The severance agreement provides that the Company will pay severance to Ms. Delly in the event that her employment is terminated (a) at any time within two years following a change of control (as such term is defined in the severance agreement) by the Company or its subsidiaries for reasons other than for "cause" (as such term is defined in the severance agreement) or other than as a consequence of Ms. Delly's death, permanent disability or retirement at or after the normal retirement date; or (b) at any time within two years following a change of control (as such term is defined in the severance agreement) by Ms. Delly following the (i) the reduction of Ms. Delly's annual salary (including any deferred portions thereof), annual or long-term cash or stock bonus opportunities, or level of benefits or supplemental compensation; or (ii) the transfer of Ms. Delly to a location requiring a change in her residence or a material increase in the amount of travel normally required of Ms. Delly in connection with her employment. The amount of severance to be paid will be equal to two times the sum of Ms. Delly's annual base pay and recent cash bonus (as such terms are defined in the severance agreement). Ms. Delly's current annual base salary is $367,500 through August 1, 2004.

        Cash Bonus.    The Company has incentive bonus plans for the benefit of its employees, including executive officers. The total amount of cash bonus awards to be made under these incentive bonus plans for any period depends primarily on the Company's earnings before income tax for that period.

        For any plan period, the earnings before income tax must meet or exceed, or in combination with other factors satisfy, levels targeted by the Company in its business plan, as established at the beginning of each fiscal year, for any bonus awards to be made. The Compensation Committee has the authority to determine the total amount of bonus awards, if any, to be made to the Company's corporate employees for any plan year based on its evaluation of the Company's financial condition and results of operations, the Company's business and prospects, and such other criteria as it may determine to be relevant or appropriate. The Compensation Committee has the authority to determine the specific amounts of bonus awards to be made to the Company's executive officers and other key employees based on its evaluation of each such employee's position, performance, service and such other criteria as it may determine to be relevant or appropriate.

        In 2003, the Company's sales and net income exceeded the levels targeted by the Company in its 2003 business plan. The Compensation Committee elected to award bonuses of $337,684 to Messrs. Nigbor and Fu, $223,377 to Ms. Delly and $77,539 to Mr. Barton.

        Stock Purchase Plan.    In April, 1999, the Company adopted the Benchmark Electronics, Inc. Employee Stock Purchase Plan (the "Purchase Plan"). Under the Purchase Plan, employees meeting specific employment qualifications are eligible to participate and can purchase shares semi-annually through payroll deductions at the lower of 85% of the fair market value of the stock at the commencement or end of the offering period. The Purchase Plan permits eligible employees to purchase common stock through payroll deductions for up to the lessor of 17% of qualified compensation or $25,000. The executive officers, including the Chief Executive Officer, are eligible to participate in the Purchase Plan on the same basis as all other employees.

        Stock Awards Plan.    The Compensation Committee believes that stock options and other methods of equity-based incentive compensation are of increasing importance in attracting and retaining employees and executives and are critical in motivating the long-term creation of shareholder value because methods of equity-based incentive compensation focus executive attention on stock price as the primary measure of performance. In 2000, the Company adopted and its shareholders approved the Benchmark Electronics, Inc. 2000 Stock Awards Plan (the "2000 Plan") for the benefit of its officers and employees, its affiliates, and consultants to the Company and its affiliates (the "Eligible Participants"). The 2000 Plan replaced the 1990 Stock Option Plan that expired in May 2000. The 2000 Plan is administered by the Compensation Committee. The purpose of the 2000 Plan is to encourage ownership of Common Stock by the Eligible Participants to provide increased incentive for such Eligible Participants to render services and to exert maximum effort for the business success of the Company and to strengthen identification of such Eligible Participants with the shareholders for the purpose of maximizing shareholder value. The 2000 Plan utilizes vesting periods to encourage its executive officers and eligible employees to continue in the employ of the Company. The Compensation Committee subjectively determines the number of shares to be covered by options granted to its employees and executive officers, including the Chief Executive Officer. Stock option grants to the Company's Chief Executive Officer and other executive officers are not made automatically each year and are not considered to be a part of normal annual compensation. The amount and terms of options already held by an executive officer generally are not significant factors in the Compensation Committee's determination of whether and how many options should be granted to the executive officer.

        Stock option grants provide an incentive that focuses the executives' attention on managing the Company from the perspective of an owner with an equity stake in the business. Accordingly, these stock options are tied to the future performance of the Company's Common Stock and provide value to the recipient only when the price of the Company's Common Stock increases above the option grant price.

                                                               SUBMITTED BY THE COMPENSATION COMMITTEE OF
                                                               THE COMPANY'S BOARD OF DIRECTORS.

                                                 Peter G. Dorflinger, Chairman          John W. Cox          John C. Custer

Performance Graph

        The following Performance Graph compares the Company's cumulative total shareholder return on its Common Stock for the five-year period commencing December 31, 1998 and ending December 31, 2003, with the cumulative total return of the Standard & Poor's 500 Stock Index (which does not include the Company), and Peer Group, which is composed of Celestica Inc., Suntron Corp (formerly EFTC Corp), Flextronics International, Ltd., Jabil Circuit, Inc., Plexus Corp, Sanmina-SCI Corp, and Solectron Corporation. The Peer Group is the same as in the 2003 Proxy Statement. Dividend reinvestment has been assumed.

COMPARISON OF CUMULATIVE TOTAL SHAREHOLDER RETURN
Benchmark Electronics, S&P 500, and Peer Group Index

NOTES:	Assumes $100 invested on December 31, 1998 in Benchmark Electronics, Inc. Common Stock, in the S&P 500, and in the Peer Group Index. Reflects month-end dividend reinvestment, and annual reweighting of the Peer Group Index portfolios.

CERTAIN TRANSACTIONS

        The Company leases from David H. Arnold, a director of the Company, his spouse and certain other persons the real estate and buildings in Winona, Minnesota where operations are conducted. The leases were entered into in 1996 in connection with the Company's acquisition of EMD. The lease covering the EMD Central building is for a term of 10 years commencing September 1, 1996 at a net rent of $17,150 per month. The lease covering the EMD East building and the adjacent parking lot is for a term of 10 years commencing July 30, 1996 at a net rent of $50,932 per month. Both of such leases may be renewed at the option of the Company at fair market rental rates. The Company negotiated the terms of the leases, including purchase options, on an arms-length basis, and obtained appraisals of the real estate and rental values to help establish such terms. The Company believes the terms of such leases are no less favorable to the Company than could have been obtained from unaffiliated third parties.

        The Company does business with E-Tool, Inc., formerly a division of DCM Tech, Inc. On December 30, 2002, E-Tool, Inc. was sold to Chris Arnold, the son of David H. Arnold. E-Tool provided tooling services to the Company totaling $34,344 during 2003.

COMMON STOCK OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information with respect to the beneficial ownership, as defined in Rule 13d-3 under the Exchange Act, of Common Stock as of March 31, 2004, by each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, each director and nominee for director of the Company, each executive officer of the Company and all directors and executive officers of the Company as a group.

Beneficial Owners	Shares of Common Stock Beneficially Owned Owned(1)		Percentage of Outstanding Shares of Common Stock
Donald E. Nigbor 3000 Technology Drive Angleton, Texas 77515	755,448	(2)	1.8%
Cary T. Fu 3000 Technology Drive Angleton, Texas 77515	842,362	(3)	2.1%
Steven A. Barton 3000 Technology Drive Angleton, Texas 77515	300	(4)	(5)
Gayla J. Delly 3000 Technology Drive Angleton, Texas 77515	152,138	(6)	(5)
David H. Arnold 1853 Edgewood Road Winona, Minnesota 55987	497,994	(7)	1.2%
John W. Cox 4030 Swarthmore St. Houston, Texas 77005	10,500	(8)	(5)
John C. Custer 1126 Fearrington Post Pittsboro, NC 27312	110,775	(9)	(5)
Peter G. Dorflinger One Carolane Trail Houston, Texas 77024	81,000	(10)	(5)
Directors and executive officers as a group (8 persons)	2,450,517	(11)	6.0%
FleetBoston Financial Corporation 100 Federal Street Boston, Massachusetts 02110	2,168,063	(12)(13)	5.3%
Barclays Private Bank Limited 59/60 Grosvenor Street London, WIX 9DA England	2,382,101	(12)(14)	5.8%

(1)
Unless otherwise noted, each person identified possesses sole voting and dispositive power with respect to the shares of Common Stock listed, subject to community property laws.

(2)
Includes 549,000 shares of Common Stock that may be acquired upon the exercise of options that are currently exercisable or will become exercisable within 60 days of March 31, 2004.

(3)
Includes 549,000 shares of Common Stock that may be acquired upon the exercise of options that are currently exercisable or will become exercisable within 60 days of March 31, 2004.

(4)
Includes 300 shares of Common Stock that may be acquired upon the exercise of options that are currently exercisable or will become exercisable within 60 days of March 31, 2004.

(5)
Less than 1%.

(6)
Includes 147,000 shares of Common Stock that may be acquired upon the exercise of options that are currently exercisable or will become exercisable within 60 days of March 31, 2004.

(7)
Includes 16,932 shares of Common Stock held of record by Mr. Arnold's wife, 4,089 shares held for Mr. Arnold's benefit in an Individual Retirement Account, 75,216 shares held in Trusts in which Mr. Arnold is Trustee and 66,000 shares that may be acquired upon the exercise of options that are currently exercisable. Mr. Arnold disclaims beneficial ownership of the shares held in Trust for which he is Trustee.

(8)
Includes 10,500 shares of Common Stock that may be acquired upon the exercise of options that are currently exercisable.

(9)
Includes 80,775 shares of Common Stock that may be acquired upon the exercise of options that are currently exercisable.

(10)
Includes 48,000 shares of Common Stock that may be acquired upon the exercise of options that are currently exercisable.

(11)
Includes 1,450,575 shares of Common Stock that may be acquired upon the exercise of options that are currently exercisable or will become exercisable within 60 days of March 31, 2004.

(12)
Based solely on information filed with the Securities and Exchange Commission.

(13)
The Company has been advised in a Schedule 13G filing dated as of February 13, 2004 as follows with respect to these shares: FleetBoston Financial Corporation is the parent holding company of Fleet National Bank and Columbia Management Advisors, Inc. FleetBoston Financial Corporation has the sole power to vote or direct the vote with respect to 1,917,039 shares, has the sole power to dispose or to direct the disposition of 2,167,113 shares and shared power to dispose or direct the disposition of 950 shares.

(14)
The Company has been advised in a Schedule 13G filing dated as of February 13, 2004 as follows with respect to these shares: Barclays Global Investors, NA. has the sole voting and dispositive power with respect to 1,200,459 shares, Barclays Global Fund Advisors has the sole voting and dispositive power with respect to 723,544 shares, Barclays Bank PLC has the sole voting and dispositive power with respect to 322,450 shares. The shares are held in trust accounts for the economic benefit of the beneficiaries of those accounts.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC and the New York Stock Exchange initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by regulation to furnish the Company with copies of all Section 16(a) forms they file.

        To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and certain written representations provided to the Company by such persons, for the fiscal year beginning January 1, 2003 and ending December 31, 2003 all Section 16(a) filing requirements applicable to the Company's officers, directors and greater than ten-percent beneficial owners were satisfied in a timely manner.

EXECUTIVE OFFICERS

        The executive officers of the Company are Donald E. Nigbor, Cary T. Fu, Steven A. Barton and Gayla J. Delly. See "Election of Directors—Nominees for Election" for certain information with respect to the age, positions and length of service with the Company, and business experience of Messrs. Nigbor, Barton and Fu.

        Ms. Delly is 44 years old and has been Chief Financial Officer of the Company since May 2001. She has served as Vice President Finance of the Company from November 2000 and as Treasurer and Controller of the Company from January 1996 to January 2002. From 1984 to 1995, Ms. Delly was employed by KPMG LLP and was a Senior Audit Manager when she left the Firm. Ms. Delly holds a B.S. degree in accounting from Samford University and is a Certified Public Accountant.

EXPENSES OF SOLICITATION

        The cost of soliciting proxies on behalf of the Board of Directors will be borne by the Company. Solicitations of proxies are being made by the Company through the mail and may also be made in person or by telephone. Directors and employees of the Company may be utilized in connection with such solicitations. In addition, management has retained Regan & Associates, Inc. to assist in soliciting proxies for a fee of approximately $4,000, plus reasonable out-of-pocket expenses. The Company also will request brokers and nominees to forward soliciting materials to the beneficial owners of the Common Stock held of record by such persons and will reimburse them for their reasonable forwarding expenses.

DATE OF SUBMISSION OF SHAREHOLDER PROPOSALS

        In order for proposals submitted to by the shareholders of the Company pursuant to Rule 14a-8 of the General Rules and Regulations under the Exchange Act to be included in the Company's proxy statement and form of proxy relating to the 2005 Annual Meeting of the Shareholders, such proposals must be received at the Company's principal executive offices no later than December 2, 2004. A shareholder choosing not to use the procedures established in Rule 14a-8 must deliver the proposal at the Company's principal executive offices no later than January 31, 2005.

FORM 10-K

        A copy of our 2003 Annual Report to Shareholders, which includes our financial statements for fiscal year 2003, is enclosed with this Proxy Statement. The Company's Annual Report on Form 10-K, including all exhibits, has been filed with the Securities and Exchange Commission. Upon payment of the Company's reasonable expenses, the Company will furnish a copy of any exhibit to the Form 10-K to any shareholder who makes a written request therefore to the Corporate Secretary, Benchmark Electronics, Inc., 3000 Technology Drive, Angleton, Texas 77515.

OTHER MATTERS

        The Board of Directors does not intend to bring any other matter before the Meeting and has not been informed that any other matter is to be presented by others. If any other matter properly comes before the Meeting, the proxies will be voted in accordance with the discretion of the person or persons voting the proxies.

        You are cordially invited to attend the Meeting. Regardless of whether you plan to attend the Meeting, you are urged to complete, date, sign and return the enclosed proxy in the accompanying envelope at your earliest convenience.

                      By order of the Board of Directors,

                      Lenora A. Gurton
                      Secretary

PROXY	BENCHMARK ELECTRONICS, INC.	PROXY

2004 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON TUESDAY, MAY 11, 2004
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The 2004 Annual Meeting of Shareholders of Benchmark Electronics, Inc. (the "Company") will be held at the Hyatt Regency Houston, 1200 Louisiana Street, Houston, Texas on Tuesday, May 11, 2004, beginning at 10:00 a.m. (local time). The undersigned hereby acknowledges receipt of the related Notice and Proxy Statement dated April 1, 2004, accompanying this proxy.

The undersigned hereby appoints Donald E. Nigbor, Steven A. Barton, and Cary T. Fu, and each of them, attorneys and agents, with full power of substitution, to vote as proxy all shares of Common Stock, par value $0.10 per share, of the Company owned of record by the undersigned and otherwise to act on behalf of the undersigned at the 2004 Annual Meeting of Shareholders and any adjournment thereof in accordance with the directions set forth herein and with discretionary authority with respect to such other matters, not known or determined at the time of the solicitation of this proxy, as may properly come before such meeting or any adjournment thereof.

This proxy is solicited by the Board of Directors and will be voted in accordance with the undersigned's directions set forth herein. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR NAMED HEREIN TO SERVE ON THE BOARD OF DIRECTORS UNTIL THE 2005 ANNUAL MEETING OF SHAREHOLDERS AND UNTIL THEIR SUCCESSORS ARE DULY ELECTED AND QUALIFIED, FOR APPROVAL OF THE PROPOSAL TO AMEND THE COMPANY'S 2000 STOCK AWARDS PLAN AND FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2004.

PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE.

NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

IMPORTANT—This Proxy must be signed and dated on the reverse side.

1.
to elect seven directors to serve on the Board of Directors until the 2005 annual meeting of shareholders and until their successors are duly elected and qualified;
Nominees:
Donald E. Nigbor	☐ For	☐ Withhold
Cary T. Fu	☐ For	☐ Withhold
Steven A. Barton	☐ For	☐ Withhold
John W. Cox	☐ For	☐ Withhold
John C. Custer	☐ For	☐ Withhold
Peter G. Dorflinger	☐ For	☐ Withhold
Bernee D. L. Strom	☐ For	☐ Withhold
2.
to amend the Company's 2000 Stock Awards Plan to increase the number of shares of Common Stock of the Company subject thereto by 4,500,000
☐ FOR	☐ AGAINST	☐ ABSTAIN
3.
to ratify the appointment of KPMG LLP as the independent auditors of the Company for the year ending December 31, 2004
☐ FOR	☐ AGAINST	☐ ABSTAIN

Please sign your name exactly as it appears above. If shares are held jointly, all joint owners should sign. If shares are held by a corporation, please sign the full corporate name by the president or any other authorized corporate officer. If shares are held by a partnership, please sign the full partnership name by an authorized person. If you are signing as attorney, executor, administrator, trustee or guardian, please set forth your full title as such.
Dated	, 2004

Signature of Shareholder

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NOTICE OF 2004 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON TUESDAY, MAY 11, 2004
PROXY STATEMENT FOR 2004 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON TUESDAY, MAY 11, 2004
INTRODUCTION
PROPOSAL 1 ELECTION OF DIRECTORS
PROPOSAL 2 APPROVAL OF AN AMENDMENT TO THE COMPANY'S 2000 STOCK AWARDS PLAN TO INCREASE THE NUMBER OF SHARES SUBJECT THERETO
Audit Committee Report to Shareholders
PROPOSAL 3 RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
EXECUTIVE COMPENSATION AND OTHER MATTERS
COMPARISON OF CUMULATIVE TOTAL SHAREHOLDER RETURN Benchmark Electronics, S&P 500, and Peer Group Index
CERTAIN TRANSACTIONS
COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE OFFICERS
EXPENSES OF SOLICITATION
DATE OF SUBMISSION OF SHAREHOLDER PROPOSALS
FORM 10-K
OTHER MATTERS